Exhibit 10.47

     Branson “Tony” M. Smith. Mr. Smith’s employment agreement was entered into with an initial period of two years, effective July 1, 1999, and will expire on December 31, 2004. Mr. Smith’s base salary is currently set at $250,000 and through December 31, 2003, he received an incentive bonus, payable quarterly, equal to 2.0% of our net earnings (before deducting the incentive bonuses of certain executive officers) provided that our net earnings exceed stated minimum amounts. Effective November 1, 2003, Mr. Smith ceased being President of the Company and became President of Direct Alliance Corporation. We are currently revising Mr. Smith’s employment agreement, and we have agreed to the following principal terms: effective January 1, 2004, Mr. Smith is entitled to receive a base salary of $250,0000 and an incentive bonus, payable quarterly, equal to 2.0% of Direct Alliance’s net earnings (before deducting the incentive bonuses of certain executive officers of Direct Alliance).